Exhibit 99.2

Novomer, Inc. and Subsidiaries

Unaudited Condensed Consolidated Financial Statements

As of June 30, 2021 and December 31, 2020 and for the six-months ended June 30, 2021 and 2020

Novomer, Inc. and Subsidiaries

Unaudited Condensed Consolidated Financial Statements

For the Quarterly Period Ended June 30, 2021

Contents

Page
Unaudited Condensed Consolidated Financial Statements
Condensed Consolidated Balance Sheets	1-2
Condensed Consolidated Statements of Operations	3
Condensed Consolidated Statements of Changes in Stockholders’ Equity	4
Condensed Consolidated Statements of Cash Flows	5
Notes to Unaudited Condensed Consolidated Financial Statements	6-12

Novomer, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets (Unaudited)
As of June 30, 2021 and December 31, 2020

	June 30,	December 31,
	2021	2020

Assets

Current Assets

Cash and cash equivalents	$3,436,434	$4,309,575
Restricted cash, current portion	-	125,000
Accounts receivable, net of allowances	28,261	29,000
Inventories	1,032,000	1,032,000
Prepaid expenses and other current assets	68,669	144,680
Income tax receivable	-	1,476,338

Total Current Assets	4,565,364	7,116,593

Property, Equipment and Improvements

Laboratory equipment	13,867,691	13,855,186
Leasehold improvements	7,088,417	7,088,416
Computers and software	493,056	493,056
Furniture and fixtures	184,727	184,726
Capital lease equipment	34,152	34,152
Construction in progress	1,210,353	1,177,103
Total	22,878,396	22,832,639
Accumulated depreciation	(7,915,737)	(6,685,301)

Net Property, Equipment and Improvements	14,962,659	16,147,338

Other Assets

Deposits	77,206	77,206

Total Other Assets	77,206	77,206

Total Assets	$19,605,229	$23,341,137

Novomer, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets (Unaudited) cont.
As of June 30, 2021 and December 31, 2020

	June 30,	December 31,
	2021	2020

Liabilities and Stockholders' Equity

Current Liabilities
Capital leases, current portion	$3,557	$5,149
Accounts payable	287,367	234,330
Accrued expenses	1,018,304	351,204
Accrued purchase committment	1,422,900	1,422,900

Total Current Liabilities	2,732,128	2,013,583

Long-Term Liabilities

Capital leases, net of current portion	-	2,921
Deferred rent	1,395,388	1,493,243

Total Long-Term Liabilities	1,395,388	1,496,164

Total Liabilities	4,127,516	3,509,747

Commitments and contingencies (Note C)

Stockholders' equity
Series D convertible redeemable preferred stock, $0.001 par value; 16,029,324 shares authorized, issued and outstanding at June 30, 2021 and December 31, 2020	26,127,764	26,127,764
Series A1 convertible redeemable preferred stock, $0.001 par value; 3,808,478 shares authorized, issued and outstanding at June 30, 2021 and December 31, 2020	2,920,094	2,920,094
Series A2 convertible redeemable preferred stock, $0.001 par value; 4,547,151 shares authorized, issued and outstanding at June 30, 2021 and December 31, 2020	3,774,999	3,774,999
Series B convertible redeemable preferred stock, $0.001 par value; 20,191,822 shares authorized, issued and outstanding at June 30, 2021 and December 31, 2020	12,000,012	12,000,012
Series C convertible redeemable preferred stock, $0.001 par value; 4,626,008 shares authorized; 4,598,418 shares issued and outstanding at June 30, 2021 and December 31, 2020	9,999,995	9,999,995
Common stock, $0.001 par value, 80,000,000 shares authorized; 8,112,349 shares issued and outstanding at June 30, 2021 and December 31, 2020	8,112	8,112
Additional paid-in capital	846,100	711,359
Accumulated deficit	(40,199,363)	(35,710,945)

Total Stockholders' Equity	15,477,713	19,831,390

Total Liabilities and Stockholders' Equity	$19,605,229	$23,341,137

Novomer, Inc. and Subsidiaries
Condensed Consolidated Statements of Operations (Unaudited)
Six Months Ended June 30,

	2021	2020

Revenues	$34,728	$-

Expenses

Research and development expense	1,902,738	1,377,123
General and administrative expense	2,621,276	3,243,578
Purchase committment loss	-	1,790,400

Total Operating Expense	4,524,014	6,411,101

Loss From Operations	(4,489,286)	(6,411,101)

Other Income (Expense)

Interest income	958	41,871
Interest expense	(90)	(420)
Change in fair value of preferred stock warrant liability	-	850

Total Other Income	868	42,301

Loss Before Income Taxes	(4,488,418)	(6,368,800)

Income tax benefit	-	1,476,338

Net Loss	$(4,488,418)	$(4,892,462)

Novomer, Inc. and Subsidiaries
Condensed Consolidated Statements of Changes in Stockholders' Equity (Unaudited)
Six Months Ended June 30, 2021 and June 30, 2020

	Convertible Redeemable
	Preferred Stock		Common Stock
	Shares	Amount	Shares	Amount	Additional Paid-in Capital	Accumulated Deficit	Total Stockholders' Equity

Balance, December 31, 2020	49,175,323	$54,822,864	8,112,349	$8,112	$711,359	$(35,710,945)	$19,831,390

Stock-based compensation	-	-	-	-	134,741	-	134,741

Net loss	-	-	-	-	-	(4,488,418)	(4,488,418)

Balance, June 30, 2021	49,175,323	$54,822,864	8,112,349	$8,112	$846,100	$(40,199,363)	$15,477,713

Balance, December 31, 2019	49,175,323	$54,822,864	8,105,349	$8,105	$448,718	$(26,598,679)	$28,681,008

Stock-based compensation	-	-	-	-	126,958	-	126,958

Stock options exercised	-	-	7,000	7	1,673	-	1,680

Net loss	-	-	-	-	-	(4,892,462)	(4,892,462)

Balance, June 30, 2020	49,175,323	$54,822,864	8,112,349	$8,112	$577,349	$(31,491,141)	$23,917,184

Novomer, Inc. and Subsidiaries
Condensed Consolidated Statements of Cash Flows (Unaudited)
Six Months Ended June 30,

	2021	2020
Operating Activities
Net loss	$(4,488,418)	$(4,892,462)
Adjustments to reconcile net loss to net cash operating activities:
Depreciation	1,230,435	1,237,450
Stock-based compensation	134,741	126,958
Purchase committment loss	-	1,790,400
Change in fair value of preferred stock warrant liability	-	(850)
Deferred rent	(97,855)	(107,127)
Changes in operating assets and liabilities:
Accounts receivable	739	3,591
Prepaid expenses and other current assets	76,011	112,862
Income tax receivable	1,476,338	(1,476,338)
Deposits	-	(19,250)
Accounts payable and accrued expenses	754,531	(893,131)
Net Cash Operating Activities	(913,478)	(4,117,897)

Investing Activities
Acquisition of property and equipment	(80,150)	(49,684)
Net Cash Investing Activities	(80,150)	(49,684)

Financing Activities
Repayments of capital leases	(4,513)	(3,484)
Proceeds from exercise of stock options	-	1,680
Net Cash Financing Activities	(4,513)	(1,804)

Net Change in Cash, Cash Equivalents and Restricted Cash	(998,141)	(4,169,385)
Cash, cash equivalents and restricted cash, beginning of year	4,434,575	11,544,517
Cash, Cash Equivalents and Restricted Cash, End of Year	$3,436,434	$7,375,132

Supplemental Disclosures of Cash Flow information:
Cash paid for interest	$90	$430
Supplemental schedule of non-cash investing and financing activities:
Property, equipment and improvements - accounts payable	$-	$66,500

Novomer, Inc. and Subsidiaries

Notes to Unaudited Condensed Consolidated Financial Statements

For the Quarterly Period Ended June 30, 2021

A. Description of Business and Basis of Presentation

Novomer, Inc. (the "Company") was incorporated in January 2005 to commercialize certain chemistry technology licensed from Cornell University. The Company's operations, since inception, have been devoted primarily to organizing the Company, raising capital, and performing research and development activities. The Company has generated limited commercial revenue since inception. Management expects further business development and growth of the Company to be financed from additional equity capital raised and from joint development contracts with industrial partners and sales to customers.

The substantial majority of the Company's revenues since inception have been grants from governmental agencies, licensing fees and other fees for service rendered under development contracts. The principal risks faced by the Company at this stage of its development are successfully developing its technology and products, protecting intellectual property, raising needed capital to continue to operate the business during its development phase, and securing partnerships needed to move its technology to commercialization.

In 2017, the Company formed six subsidiaries (the “Subsidiaries”), four of which were foreign. As of December 31, 2020, all of the foreign Subsidiaries had been liquidated.

The Company incurred a loss for the six months ended June 30, 2021 and 2020 of $4,488,418 and $4,892,462, respectively, and has an accumulated deficit of $40,199,363 and $35,710,945 at June 30, 2021 and December 31, 2020, respectively. The Company also incurred cash flow deficits from operations amounting to $913,478 and $4,117,897 for the six months ended June 30, 2021 and 2020, respectively. These conditions continue to raise substantial doubt about the Company’s ability to continue as a going concern within a year after the consolidated financial statements are available to be issued.

The future viability of the Company is dependent on its ability to generate cash flows from operating activities or to raise additional capital to finance its operations. Management’s plans include, but are not limited to, seeking additional equity and debt financings, in addition to the reduction of operational expenses should it be deemed necessary. There is no assurance, however, that the Company will be successful in these efforts with terms and conditions favorable to the Company.

We have prepared these condensed consolidated financial statements (“Financial Statements”) in accordance with accounting principles generally accepted in the United States (“U.S. GAAP”) for interim financial information and the rules and regulations of the SEC. In the opinion of management, our Financial Statements reflect all adjustment, which are of a normal recurring nature, necessary to present fairly our financial position, results of operations, stockholders’ equity, and cash flows at the dates and for the periods presented. Out Financial Statement should be read in conjunction with our audited consolidated financial statement and the notes thereto for the fiscal year ended December 31, 2020. Results for interim periods are not necessarily indicative of the results for the year.

We have made certain reclassifications to the prior period presentation in order to conform to the current period presentation.

We cannot predict the ongoing impact of the COVID-19 pandemic on the increased volatility in global economic and political environments, market demand for our products, supply chain disruption, possible workforce availability, exchange rate and commodity price volatility and availability of financing, and their impact to our total revenue, production volumes, costs and overall financial condition and available funding. In preparing our Financial Statements in conformity with U.S. GAAP, we have considered and, where appropriate, reflects the effects of the COVID-19 pandemic on our operations. The pandemic continues to provide significant challenges to the U.S. and global economies.

B. Summary of Significant Accounting Policies

1.
Use of estimates - The process of preparing consolidated financial statements in conformity with U.S. GAAP requires the use of estimates and assumptions regarding certain types of assets, liabilities, revenues and expenses. Such estimates relate primarily to unsettled transactions and events as of the date of the consolidated financial statements. Accordingly, upon settlement actual results may differ from estimated amounts.

2.
Principles of consolidation - The accompanying consolidated financial statements include the accounts of Novomer, Inc. and its wholly-owned subsidiaries: Novomer Marketing International LLC, Novomer Tech Services LLC, NVMR International C.V., NOVO Supply International B.V., and KR Netherlands B.V. All intercompany balances and transactions have been eliminated.

3.
Cash, cash equivalents and restricted cash - Cash and cash equivalents include cash deposits, money market funds, and fixed-income securities with original maturities less than 90 days.

Total restricted cash was $0 and $125,000 as of June 30, 2021 and December 31, 2020, respectively, and is presented with current and noncurrent assets in the accompanying consolidated balance sheets, respectively. Restricted cash reflects pledged cash deposited into savings accounts that is used as security primarily for leased space in Rochester, New York and Boston, Massachusetts (see Note C).

4.
Accounts receivable - The Company accounts for receivables by adjusting the outstanding principal through charge-offs and an allowance for doubtful accounts. In estimating the allowance for doubtful accounts, management considers several factors relating to the collectability of its receivables, including past payment histories, historical charge-offs and its contractual rights. As of June 30, 2021 and December 31, 2020, an allowance for doubtful accounts of $11,196 was recorded by management.

5.
Inventories - Inventories are stated at the lower of cost or net realizable value. Costs are determined by the first-in, first-out (FIFO) method. Net realizable value is defined as the estimated selling price in the ordinary course of business, less reasonably predictable costs of completion, disposal and transportation. Inventories are reviewed periodically for slow-moving or obsolete items based upon assumptions about current and future demand forecasts. During the six months ended June 30, 2021 and 2020, the Company did not require any write-down of inventory in order to state inventory at net realizable value.

6.
Property, equipment, improvements and depreciation - Property, equipment, and improvements are stated at cost. The cost of repairs and maintenance is expensed as incurred; significant renewals and betterments are capitalized. Management of the Company reviews long-lived assets (including property and equipment) for impairment whenever events or changes in circumstances indicate the carrying amount of the asset may not be recoverable. There are no impairment charges recorded in the periods presented. Depreciation is computed using the straight-line method over the estimated useful lives of the property and equipment. Leasehold improvements are depreciated over the shorter of the useful life of the asset or the term of the lease.

Construction in progress includes costs attributable to additions and improvements to the innovation center in Rochester, New York and will not be depreciated until projects are complete and in operation. Depreciation expense for the six months ended June 30, 2021 and 2020 was $1,230,435 and $1,237,450, respectively.

7.
Convertible redeemable preferred stock - Convertible redeemable preferred stock is reflected in the consolidated balance sheets at redemption value.

8.
Income taxes - Income taxes are accounted for using the asset and liability method. Under this method, deferred income tax assets and liabilities are recognized based on future income tax consequences attributable to differences between the consolidated financial statement carrying amount of existing assets and liabilities and their respective income tax basis. Deferred income tax assets and liabilities are measured using enacted income tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled.

9.
Revenue recognition - Revenue is recognized when control of the promised products or services is transferred to the Company’s customers in an amount that reflects the consideration the Company expects to be entitled to for those products and services. In general, the Company determines revenue recognition through the following steps:

•
Identification of the contract with a customer
•
Identification of the performance obligations in the contract
•
Determination of the transaction price
•
Allocation of the transaction price to the performance obligations in the contract
•
Recognition of revenue when, or as, the Company satisfies a performance obligation

Royalties from licensing agreements are based on a percentage of net sales and recognized as earned, net of any discounts.

10.
Research and development - Research and development costs are expensed as incurred. Nonrefundable advance payments, if any, for goods or services used in research and development are recognized as an expense as the related goods are delivered or services are performed. Research and development expenses include labor, materials, supplies and overhead.

11.
Stock-based compensation - The Company accounts for stock-based compensation expense based on the fair value, as measured by the Black-Scholes valuation model for stock options. Stock-based compensation is recognized on a straight-line basis over the service period of each award. The Company records compensation cost as an element of research and development, business development and general and administrative expense in the accompanying consolidated statements of operations.

12.
Recent accounting pronouncements - In February 2016, the FASB issued Accounting Standards Update No. 2016-02 (ASU 2016-02), Leases (Topic 842), which requires a lessee to recognize assets and liabilities on its balance sheet for leases with accounting lease terms of more than twelve months. ASU 2016-02 will replace most existing lease accounting guidance in U.S. GAAP when it becomes effective. The new standard states that a lessee will recognize a lease liability for the obligation to make lease payments and a right-of-use asset for the right to use the underlying asset for the lease term. Leases will be classified as either finance or operating, with classification affecting the pattern of expense recognition in the consolidated statements of operations.

In November 2019, the FASB issued ASU 2019-10, deferring the effective date of Topic 842 until the Company’s first quarter of fiscal year 2022. The Company is currently evaluating the effect that ASU 2016-02 will have on its financial statements and related disclosures upon adoption.

C. Commitments

1.
Capital leases - The Company has executed capital leases for office equipment. The capital lease obligation was $3,557 and $8,070 at June 30, 2021 and December 31, 2020, respectively and is included in Accrued Expenses on the Condensed Consolidated Balance Sheets.

2.
Purchase commitments - The Company is party to a contract with a vendor to purchase minimum quantities of inventory product with future minimum payments due under the contract of $1,560,000 in 2021 and $1,462,500 in 2022. In 2020, the Company signed a supply agreement with the vendor whereby the vendor will buyback specified quantities of the inventory product that the vendor previously sold to the Company at a reduced rate. As a result, in 2020 the Company has accrued a loss of $1,422,900 which is expected to arise from the future purchase of inventory items under this purchase commitment. The accrued loss was $1,422,900 at June 30, 2021 and December 31, 2020.

D. Income Taxes

In May 2020, the Company filed for a tax refund pursuant to certain provisions in the Coronavirus Air, Relief, and Economic Security Act that allow companies to carry back losses to years in which tax income was owed. The Company had losses in 2018 and as a result, carried back those losses to 2016. The Company recorded an income tax benefit of $1,476,338 for the six months ended June 30, 2020 and an income tax receivable of $1,476,338 as of June 30, 2020.

No additional income tax expense or benefit was recorded for the six months ended June 30, 2021 or 2020 due to the full valuation allowance on the Company’s net deferred tax assets, based on the Company’s assessment that it is more likely than not that the benefits of those deferred tax assets will not be realized.

At December 31, 2020 and June 30, 2021, the Company had not identified any significant uncertain tax positions.

E. Stock Options

A summary of all stock option activity in the Stock Plans for the six months ended June 30, 2021, is as follows:

Options	Shares	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term (years)	Intrinsic Value

Outstanding as of January 1, 2021	4,652,873	$ 0.48
Granted	2,500	$ 1.62
Exercised	-
Forfeitures	(195,885)	$ 0.43
Outstanding as of June 30, 2021	4,459,488	$ 0.49	8.07	$5,054,215
Options exercisable as of June 30, 2021	1,926,446	$ 0.45	7.42	$2,24,89

Options vested or expected to vest as of June 30, 2021	4,459,488	$ 0.49	8.07	$5,215

The weighted-average fair value of stock options granted in the six months ended June 30, 2021 and 2020 was $0.93 and $0.27, respectively. Cash proceeds received from the exercise of options was $0 and $1,680 during the six months ended June 30, 2021 and 2020, respectively. The intrinsic value of options exercised was $0 and $1,890 for the six months ended June 30, 2021 and 2020, respectively.

Compensation expense recognized in connection with the stock plans amounted to $134,741 and $126,958 for the six months ended June 30, 2021 and 2020, respectively. As of June 30, 2021, the total unrecognized stock-based compensation expense related to the options is approximately $663,040.

The estimation of stock-based awards that will vest ultimately requires judgment, and to the extent actual results differ from the Company’s estimates, such amounts will be recorded as an adjustment in the period estimates are revised.

The fair value of each option award is estimated on the date of grant using the Black-Scholes option pricing model that uses the assumptions noted in the table below. Expected volatility for the Company’s common stock was determined based on an average of the historical volatility of a peer group of similar public companies. The expected term of options granted to employees was calculated using the simplified method, which represents the average of the contractual term of the option and the weighted average vesting period of the option.

The Company uses the simplified method because it does not have sufficient historical option exercise data to provide a reasonable basis upon which to estimate expected term. The expected term of options granted to nonemployees is the remaining contractual term as of the measurement date. The assumed dividend yield is based upon the Company’s expectation of not paying dividends in the foreseeable future.

The risk-free rate for periods within the expected life of the option is based upon the U.S. Treasury yield curve in effect at the time of grant.

June 30, 2021

Expected life (years)	6.07
Expected volatility	62.77%
Dividend yield	-
Risk-free interest rate	1.06%

In determining the exercise prices for options granted, the Company’s Board of Directors has considered the fair value of the common stock as of the measurement date. The fair value of the common stock has been determined by the Board of Directors after considering a broad range of factors, including the results of a third-party valuation, the illiquid nature of an investment in the Company’s common stock, the Company’s historical financial performance and financial position, the Company’s future prospects and opportunity for liquidity events, and recent sale and offer prices of redeemable convertible preferred stock in private transactions negotiated at arm’s length

During the six months ended June 30, 2021 and 2020, stock options were exercised for 0 and 7,000 shares of common stock at an exercise price of $0.24 per share resulting in total proceeds of $0 and $1,680, respectively.

At June 30, 2021, the number of shares available for future grants under stock incentive plans was 5,146,840.

F. Fair Value Measurements

Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. The fair value hierarchy defines inputs used in measuring fair value that maximizes the use of observable inputs and minimizes the use of unobservable inputs by requiring that the most observable inputs be used when available. The hierarchy of inputs is as follows:

Level 1 - Valuations based on quoted prices in active markets for identical assets or liabilities.

Level 2 - Valuation is determined from quoted prices for similar assets or liabilities in active markets, quoted prices for identical instruments in markets that are not active, or by model-based techniques in which all significant inputs are observable in the market.

Level 3 - Valuations based on inputs that are unobservable and significant to the overall fair value measurement.

The Company's financial instruments consist of cash and cash equivalents, receivables, and accounts payable. Carrying value is considered a reasonable estimates of fair value for these instruments due to their short maturity.

G. Concentrations

Uninsured cash deposits - The Company maintains its cash in bank deposit accounts that, at times, could exceed federally insured limits. The Federal Deposit Insurance Corporation provides a $250,000 guarantee per depositor for accounts held at insured banks. At June 30, 2021, the Company had uninsured bank deposits of $3,186,434. The Company has not experienced any losses in such accounts and management believes it is not exposed to any significant risk in connection with cash, cash equivalents and restricted cash.

H. Subsequent Events

The Company has evaluated subsequent events through the date the unaudited condensed consolidated financial statements were available to be issued.

On July 28, 2021, we entered into an agreement and plan of merger (“Merger Agreement”) to be acquired by Danimer Scientific, Inc. (“Danimer”) in exchange for $152 million in cash, subject to certain customary adjustments as set forth in the Merger Agreement. Certain key employees and continuing consultants of the Company also entered into employment or consulting agreements with Danimer. The transaction closed on August 11, 2021. The final purchase price determination is subject to customary post-close adjustments.